Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports Record Sales, Higher Earnings for First Quarter
–	First quarter 2011 sales up 27% from last year, new highs in all 4 business units

–	Strong price/mix drove first quarter revenue per tire up 15% over last year

–	Segment Operating Income up 36% over last year, on path to 2013 target

–	Goodyear net income increases to $103 million
     AKRON, Ohio, April 29, 2011 — The Goodyear Tire & Rubber Company today reported higher tire unit volumes, record sales and higher earnings for the first quarter of 2011.
     “I’m very pleased with our outstanding first quarter results, they’re an excellent first step on our path to our 2013 targets,” said Richard J. Kramer, chairman and chief executive officer.
     “Improvement in North American Tire is a critical element to achieving our targets. North American Tire’s first quarter performance strengthens my confidence in our future,” he added.
     “All of our businesses made great progress in offsetting higher raw material costs through improved price/mix and in driving sales of new, innovative products.”
     Goodyear’s first quarter 2011 sales were $5.4 billion, up 27 percent from the 2010 quarter and the highest ever achieved by the company in any quarter. Tire unit volumes totaled 46.8 million, up almost 7 percent from 2010.
     First quarter sales reflect a $219 million increase in volume. Sales also benefited from strong price/mix improvements, which drove revenue per tire up 15 percent over the 2010 quarter, excluding the impact of foreign currency translation.
     “Our outstanding revenue-per-tire performance reflects a continued focus on developing and selling innovative products in targeted market segments,” Kramer said.
     First quarter sales were also impacted by a $276 million increase in sales in other tire-related businesses, primarily third-party chemical sales in North America, and favorable foreign currency translation of $125 million.
     The company had segment operating income of $327 million in the first quarter of 2011, up $87 million from the year-ago quarter. Segment operating income reflected higher volume as
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well as improved price/mix of $361 million, which nearly offset $385 million in higher raw material costs ($352 million net of raw material cost reduction actions).
     Goodyear’s first quarter 2011 net income was $103 million (42 cents per share), compared with a net loss of $47 million (19 cents per share) in the 2010 quarter. All per share amounts are diluted.
     The 2011 first quarter included total charges of $18 million (7 cents per share) due to rationalizations and accelerated depreciation and $6 million (2 cents per share) related to discrete tax charges. All amounts are after taxes and minority interest.
     See the table at the end of this release for a list of significant items impacting the 2011 and 2010 quarters.
Business Segment Results
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.
North American Tire

	First Quarter
(in millions)	2011	2010
Tire Units	17.1	15.2
Sales	$2,307	$1,779
Segment Operating Income (Loss)	$40	$(14)
Segment Operating Margin	1.7%	(0.8)%
     North American Tire’s first quarter 2011 sales increased 30 percent from last year to $2.3 billion, a first quarter record. Sales reflect a 13 percent increase in tire unit volume and improved price/mix, which drove a 12 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2010’s first quarter. Original equipment unit volume increased 8 percent. Replacement tire shipments were up 14.5 percent. Sales were positively impacted by $210 million from higher sales in other tire-related businesses, primarily third-party chemical sales.
     First quarter 2011 segment operating income of $40 million was a $54 million improvement over the prior year. The 2011 quarter was impacted by $120 million of higher raw material costs, which were nearly offset by improved price/mix of $116 million. Fixed cost recovery due to higher production levels contributed $43 million to segment operating income. An $18 million favorable impact due to higher volume, as well as lower pension expense and actions to reduce costs also contributed to higher segment operating income, while higher USW profit sharing expense was an offset.
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Europe, Middle East and Africa Tire

	First Quarter
(in millions)	2011	2010
Tire Units	19.7	18.4
Sales	$1,959	$1,529
Segment Operating Income	$153	$109
Segment Operating Margin	7.8%	7.1%
     Europe, Middle East and Africa Tire’s first quarter sales increased 28 percent from last year to $2 billion, a first quarter record. Sales reflect a 7 percent increase in tire unit volume, strong price/mix performance and favorable foreign currency translation. Original equipment unit volume increased 6 percent. Replacement tire shipments were up 7 percent. First quarter revenue per tire increased 17 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.
     First quarter 2011 segment operating income of $153 million was $44 million above the prior year. The 2011 quarter was impacted by $146 million of higher raw material costs, which more than offset improved price/mix of $124 million. Fixed cost recovery due to higher production levels contributed $34 million to segment operating income. The $23 million impact of higher volume, as well as actions to reduce costs also contributed to higher segment operating income.
Latin American Tire

	First Quarter
(in millions)	2011	2010
Tire Units	4.9	5.1
Sales	$585	$478
Segment Operating Income	$67	$76
Segment Operating Margin	11.5%	15.9%
     Latin American Tire’s first quarter sales increased 22 percent from last year to $585 million, a record for any quarter. Original equipment unit volume increased 10 percent. Replacement tire shipments were down 11 percent. First quarter revenue per tire increased 21 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.
     First quarter segment operating income of $67 million was down $9 million from a year ago. Price/mix improvements of $77 million more than offset $49 million in raw material cost increases. Segment operating income was negatively impacted by an $8 million depreciation adjustment related to prior periods and an increase in equity-based taxes of $5 million, as well as lower volume of $7 million and the impact of inflation on costs.
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Asia Pacific Tire

	First Quarter
(in millions)	2011	2010
Tire Units	5.1	5.2
Sales	$551	$484
Segment Operating Income	$67	$69
Segment Operating Margin	12.2%	14.3%
     Asia Pacific Tire’s first quarter sales increased 14 percent from last year to $551 million, a first quarter record. Original equipment unit volume was flat. Replacement tire shipments were down 4 percent. First quarter revenue per tire increased 8 percent in 2011 compared to 2010, excluding the impact of foreign currency translation. Favorable foreign currency translation increased sales by $36 million.
     First quarter segment operating income of $67 million was $2 million lower than last year. The 2011 quarter was impacted by improved price/mix of $44 million, which more than offset $37 million of higher raw material costs. Segment operating income was also impacted by $7 million in costs related to the planned start up of a new factory in China.
Outlook
     Goodyear expects the global tire industry to continue to grow in 2011 and has increased its forecast for most major segments in North America and Europe. The company now expects that its unit volumes will increase at the higher end of the previously announced range of 3 percent to 5 percent.
     In North America, the consumer replacement industry is expected to grow between 2 percent and 4 percent, consumer original equipment between 5 percent and 10 percent, commercial replacement between 6 percent and 10 percent and commercial original equipment between 40 percent and 50 percent.
     In Europe, the consumer replacement industry is expected to grow between 4 percent and 6 percent, consumer original equipment 4 percent to 8 percent, commercial replacement between 7 percent and 11 percent and commercial original equipment approximately 50 percent.
     Goodyear anticipates its raw material costs for the remainder of 2011 will increase 25 percent to 30 percent compared with the prior year.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
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     Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 643-2869 before 9:55 a.m. A taped replay will be available later by calling (706) 645-9291 (Conference ID: 60687962). The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 55 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations (unaudited)

(In millions, except per share amounts)	Three Months Ended
	March 31,
	2011	2010
NET SALES	$5,402	$4,270
Cost of Goods Sold	4,461	3,456
Selling, Administrative and General Expense	668	605
Rationalizations	9	2
Interest Expense	74	74
Other Expense	4	104

Income before Income Taxes	186	29
United States and Foreign Taxes	62	53

Net Income (Loss)	124	(24)
Less: Minority Shareholders Net Income	21	23

Goodyear Net Income (Loss)	$103	$(47)

Goodyear Net Income (Loss) — Per Share of Common Stock

Basic	$0.42	$(0.19)

Weighted Average Shares Outstanding	243	242

Diluted	$0.42	$(0.19)

Weighted Average Shares Outstanding	246	242
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except share data)	March 31,	December 31,
	2011	2010
Assets:
Current Assets:
Cash and Cash Equivalents	$2,215	$2,005
Accounts Receivable, less Allowance — $109 ($106 in 2010)	3,550	2,736
Inventories:
Raw Materials	826	706
Work in Process	190	168
Finished Products	2,321	2,103

	3,337	2,977
Prepaid Expenses and Other Current Assets	390	327

Total Current Assets	9,492	8,045
Goodwill	712	683
Intangible Assets	161	161
Deferred Income Taxes	52	58
Other Assets	510	518
Property, Plant and Equipment less Accumulated Depreciation — $9,068 ($8,807 in 2010)	6,329	6,165

Total Assets	$17,256	$15,630

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,358	$3,107
Compensation and Benefits	792	756
Other Current Liabilities	1,055	1,018
Notes Payable and Overdrafts	245	238
Long Term Debt and Capital Leases due Within One Year	244	188

Total Current Liabilities	5,694	5,307
Long Term Debt and Capital Leases	4,795	4,319
Compensation and Benefits	3,412	3,415
Deferred and Other Noncurrent Income Taxes	262	242
Other Long Term Liabilities	849	842

Total Liabilities	15,012	14,125

Commitments and Contingent Liabilities
Minority Shareholders’ Equity	628	584

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares — 10 million (0 in 2010), liquidation preference $50 per share	500	—
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares — 244 million (243 million in 2010) after deducting 7 million treasury shares (8 million in 2010)	244	243
Capital Surplus	2,795	2,805
Retained Earnings	969	866
Accumulated Other Comprehensive Loss	(3,181)	(3,270)

Goodyear Shareholders’ Equity	1,327	644
Minority Shareholders’ Equity — Nonredeemable	289	277

Total Shareholders’ Equity	1,616	921

Total Liabilities and Shareholders’ Equity	$17,256	$15,630

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table

(in millions)	Three Months
	Ended March 31,
	2011	2010
Segment Operating Income	$327	$240
Rationalizations	(9)	(2)
Interest expense	(74)	(74)
Other expense	(4)	(104)
Asset write-offs and accelerated depreciation	(9)	(3)
Corporate incentive compensation plans	(14)	(7)
Intercompany profit elimination	(9)	(9)
Other	(22)	(12)

Income before Income Taxes	$186	$29

First Quarter Significant Items (after tax and minority interest)
2011
•	Rationalizations and accelerated depreciation charges, $18 million (7 cents per share).
•	Discrete tax charges, $6 million (2 cents per share).
2010
•	Charges resulting from Venezuelan currency devaluation, $99 million (41 cents per share)
•	Costs related to debt exchange offer, $5 million (2 cents per share)
•	Rationalizations, asset write-offs and accelerated depreciation charges, $5 million (2 cents per share)
•	Gain from asset sales, $8 million (3 cents per share)
•	Gain related to settlements with certain suppliers, $8 million (3 cents per share)
•	Gain resulting from various discrete tax benefits, $5 million (2 cents per share)
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